Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES SECOND-QUARTER 2015 RESULTS

•	Total Company volumes down 4% sequentially, Proppant Solutions volumes down 10% sequentially, with frac sand volumes down 7% sequentially

•	Total revenue of $221.3 million, down 27% sequentially

•	Total Adjusted EBITDA of $36.5 million, down 51% sequentially

•	Net income of $14.1 million, or $0.08 per diluted share, after charges associated with restructuring and plant closures and the benefit from change in full-year tax rate

•	Free cash flow in the quarter of $66.6 million after capital expenditures brings cash balance to $175.5 million at June 30, 2015

CHESTERLAND, Ohio – August 11, 2015 – Fairmount Santrol (NYSE: FMSA) today announced results for the second quarter ended June 30, 2015.

Second-quarter 2015 revenue totaled $221.3 million, down 34% from $334.3 million for the same period in 2014, and down 27% from $301.5 million in the first quarter of 2015. Overall sales volumes were 2.2 million tons for the quarter, approximately an 8% decrease compared with 2.4 million tons in the second quarter of 2014 and a 4% sequential decrease from 2.3 million tons. The decrease in volumes in the second quarter of 2015 over the prior-year period was primarily a result of reduced demand for proppants due to the continued decline in U.S. oil and gas land drilling activity driven by sustained low oil and gas prices.

For the second quarter, net income was $14.1 million, or $0.08 per diluted share, compared with net income of $43.9 million, or $0.27 per diluted share, for the same period a year ago and $30.8 million, or $0.18 per diluted share, in the first quarter of 2015. Adjusted earnings per diluted share were $0.02, compared with $0.27 for the second quarter of 2014 and $0.19 in the first quarter of 2015. Adjusted earnings per share exclude the after-tax impact of non-recurring charges of $0.06 per share taken in the second quarter and the benefit recorded in the quarter of $0.12 per share from a decrease in the Company’s estimated full-year tax rate from 25% to a negative 55%. Adjusted EBITDA of $36.5 million was down 62% from the same period a year ago and down 51% sequentially. The decline in adjusted earnings resulted primarily from lower proppant volumes and pricing, as well as a mix shift toward uncoated products.

Business Segments

Proppant Solutions

Total Proppant Solutions volumes for the second quarter of 2015 were 1.6 million tons, down 10% compared to the prior-year period and the first quarter of 2015. Raw frac sand volumes were 1.4 million tons, flat compared with volumes for the same period a year ago and down 7% sequentially.

Coated proppant volumes were 0.21 million tons, down 45% from the prior-year period and down 29% versus the first quarter of 2015. The Company saw certain customers move away from using resin-coated sand in the quarter in their efforts to reduce near-term input costs. During the second quarter, the Company saw an average decline in selling prices of 13% across all product lines. For the period, that represented an approximate $9 to $12 per ton decline in the average selling price of raw frac sand.

Proppant Solutions revenue totaled $188 million in the second quarter, a 37% decrease compared with $301 million in the same period a year ago and down 31% sequentially.

Adjusted contribution margin for the Proppant Solutions segment decreased to $37.8 million this quarter from $103.9 million in the second quarter of 2014 and $83.8 million in the first quarter of 2015 due to the decline in volumes and selling prices described above. The operating results for the Proppant Solutions segment include the Company’s net investment in developing Propel SSP™ of approximately $2 million.

Industrial and Recreational Products

Industrial and Recreational revenue was $33.2 million, roughly flat with $33.6 million for the same period a year ago and up 16% from $28.6 million last quarter. Volumes for this segment were 0.64 million tons in the second quarter, flat with the 0.64 million tons shipped in the second quarter a year ago and up 20% from the 0.53 million tons shipped in the first quarter of 2015. The Industrial and Recreational business is seasonal, in part, and the second quarter is traditionally the segment’s most profitable quarter.

Adjusted contribution margin for the Industrial & Recreational segment was $11.2 million versus $10.9 million in the second quarter of 2014 due to improved mix to more profitable products in the foundry, building products and recreational businesses.

Management Comments

“We are proud of the way the entire Fairmount Santrol organization has responded to the very challenging conditions in the oil and gas market,” said Jenniffer Deckard, President and Chief Executive Officer. “Our focus is on reducing costs, maximizing efficiencies, developing differentiated products and gaining market share by helping our customers to lower costs and improve productivity. We and our customers continue to benefit from our terminal network, with 70% of our frac sand products sold in basin in the second quarter. This footprint differentiates Fairmount Santrol, allowing us to gain share and to realize solid returns on our logistics investments.”

Ms. Deckard said, “We continued our cost reduction actions in the second quarter, including further organizational restructuring, facility consolidation and tightening of operating expenses. While we incurred cash and non-cash charges related to these actions during the quarter, they were essential for protecting our flexibility and cost position going forward.”

She added, “The Company remains very encouraged by the continued momentum in Propel SSP trials and the strong well results that customers are reporting. This is a challenging market in which to introduce new technology. The continued growth in Propel SSP trials is a testament to the unique value proposition this product provides our customers. We are continuing to gather data and to refine our commercial launch strategy, and we maintain our conviction that this product will be an important part of Fairmount Santrol’s technology offering and will serve to enhance the productivity of oil and gas wells and to reduce the operator’s production cost per BOE.”

Progress on Key Initiatives

•	Continued focus on cost effectiveness: During the second quarter, Fairmount Santrol continued to consolidate its operations into a more cost-effective footprint. In the second quarter, the Company idled its sand processing operations in Brewer, Missouri and Shakopee, Minnesota and closed its sand processing facility in Wexford, Michigan. The Company also reduced work schedules at three other sand plants to further increase efficiencies. These actions enabled the Company to lower its weighted-average cost per ton of Northern White frac sand by 11% since the end of 2014 despite lower overall volumes and despite increased costs from shifting demand for certain grades of raw sand.

Similarly, the Company also has taken actions to further consolidate its coating capacity footprint to enhance efficiencies and reduce overall costs per ton produced. In the second quarter, the Company idled its resin-coating facility in Voca, Texas and closed its resin-coating facility in Bridgman, Michigan. The consolidation of higher-cost production capacity this year, along with lower costs for resin, has enabled the Company to reduce the cost per ton of producing its resin-coated products by approximately 20% since the end of 2014.

Further, as demand has declined and shifted in the market, the Company has continued to evaluate its distribution terminal footprint. Since the beginning of the year, the Company has closed or idled 10 smaller, higher-cost terminals and opened two new terminals in order to reduce costs and to better position our products to capture in-basin volumes.

The Company also further reduced SG&A costs in the second quarter. Including the impact of year-to-date workforce and other spending reductions, the Company expects SG&A to be approximately $85 million this year, which is a 15% reduction from the prior year excluding the costs of the initial public offering. Year-to-date, the Company has reduced total headcount by approximately 20%.

Fairmount Santrol has recorded non-recurring charges of $15.6 million in 2015 in connection with these consolidation and cost reduction efforts. These non-recurring charges include pension and other liabilities of $7.3 million, asset write-downs of $7.6 million, and severance costs of $0.7 million. The annualized savings in compensation and benefits associated with these reductions are approximately $16.6 million.

•	Successful trials of Propel SSP continue: During the second quarter, successful trials of Propel SSP continued. To date, trials have included successful placement of Propel SSP in more than 1,000 frac stages, in 16 unique formations, with 13 different E&Ps. The Company’s trial volumes accelerated in the second quarter as multiple customers have begun to adopt the technology based on initial trial results. As a more specific example, one customer in the Bakken is experiencing greater than 50% improvement in daily production for each of its three producing Propel SSP wells. Based on these initial results, this customer has increased its overall 2015 budgeted number of well completions by eight additional wells all of which are designed to use Propel SSP.

•	Supply chain optimization: The Company has continued to focus on maximizing efficiencies throughout its value chain. Unit train shipments increased 15% over the first quarter to 45, further reducing cost per ton for both the Company and its customers. During the quarter, the Company reduced total inventory by 22% bringing the full-year reduction to approximately 30%. This contributed to the Company’s overall reduction in working capital and increased liquidity.

•	Liquidity and debt structure: Fairmount Santrol generated approximately $66.6 million in free cash flow after capital expenditures in the second quarter and $112.2 million year-to-date, bringing its cash balance to $175.5 million at June 30, 2015. In May 2015, the Company secured the extension of $161 million of its B-1 term loan from its original maturity date of March 2017 to the revised maturity date of September 2019 (in line with the Company’s B-2 term loan), leaving approximately $156 million of B-1 term loan due in March 2017. Total debt at June 30, 2015 was $1.25 billion. As of June 30, 2015, the Company had $113.5 million of availability under its revolver, providing total liquidity with cash on-hand of $289.0 million.

•	Capital expenditures update: Through facility consolidation and other cash conservation measures, Fairmount Santrol now estimates 2015 capital expenditures to be $95 to $100 million compared to its original spending plan of $120 million. During the second quarter, the Company’s capital expenditures (including stripping costs of $3.1 million) totaled $29.5 million, with the most significant spending associated with the expansion of its lower-cost Wedron, Illinois sand processing facility.

Outlook

Due to the ongoing uncertainty in the oil and gas markets, the Company is continuing to suspend earnings guidance.

Definition and Use of Certain GAAP and Non-GAAP Financial Measures

We define EBITDA as net income before interest expense, income tax expense, depreciation, depletion and amortization. We define Adjusted EBITDA as EBITDA before non-cash stock-based compensation, management fees and reimbursement of expenses to sponsor, transaction expenses, impairment of assets, loss on extinguishment of debt, gain or loss on disposal of assets, and certain other non-cash income or expenses. Management believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure.

We define segment contribution margin as total revenues less the cost of goods sold to produce and deliver the products of each segment and less selling, general & administrative expenses that are directly attributable to each segment. The definition excludes certain corporate costs not associated with the operations of the segment.

Conference Call

Fairmount Santrol will host a conference call and live webcast for analysts and investors today, August 11, at 10 a.m. Eastern Time to discuss the Company’s 2015 second quarter financial results. Investors are invited to listen to a live audio webcast of the conference call by visiting the Investor Relations section of the Company’s website, FairmountSantrol.com. The webcast will be archived on the website following the call. The call also can be accessed live by dialing (877) 201-0168 or for international callers, (647) 788-4901. The passcode for the call is 87475389. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or (404) 537-3406. The passcode for the replay is 87475389. The replay of the call will be available through August 18, 2015.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. The Company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its global logistics capabilities include a wide-ranging network of distribution terminals and thousands of rail cars that allow the Company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the Company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com.

Investor contact:

Sharon Van Zeeland

440-279-0204

Sharon.VanZeeland@fairmountsantrol.com

Media contact:

Kristin Lewis

440-279-0245

Kristin.Lewis@fairmountsantrol.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include: changes in prevailing economic conditions, including continuing pressure on and fluctuations in demand for, and pricing of, our products; possible adverse effects of being leveraged, including interest rate, event of default or refinancing risks, as well as potentially limiting the Company’s ability to invest in certain market opportunities; our ability to successfully develop and market new products, including Propel SSP™; and our rights and ability to mine our property and our renewal or receipt of the required permits and approvals from government authorities and other third parties; our ability to implement capacity expansion plans within our time and budgetary parameters; increasing costs or a lack of dependability or availability of transportation services or infrastructure and geographic shifts in demand; changing legislative and regulatory initiatives relating to our business, including environmental, mining, health and safety, licensing, reclamation and other regulation relating to hydraulic fracturing (and changes in their enforcement and interpretation); silica-related health issues and corresponding litigation; seasonal and severe weather conditions; and other operating risks that are beyond our control.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the prospectus filed with the Securities and Exchange Commission in connection with our initial public offering. The risk factors and other factors noted in our prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

Fairmount Santrol

Condensed Consolidated Statements of Income

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands, except share and per share amounts)		(in thousands, except share and per share amounts)
Revenue	$221,323	$334,291	$522,813	$629,223
Cost of sales (excluding depreciation, depletion, amortization, and stock compensation expense shown separately)	165,130	211,190	367,678	402,302

Operating expenses
Selling, general and administrative expenses	19,204	27,390	43,224	49,168
Depreciation, depletion and amortization expense	16,276	14,584	32,499	27,522
Stock compensation expense	2,618	2,219	4,501	4,313
Restructuring charges	14,824	—	15,148	—
Other operating expense (income)	913	(263)	600	(328)

Income from operations	2,358	79,171	59,163	146,246

Interest expense, net	14,894	16,572	30,202	34,478
Other non-operating expense (income)	—	250	—	541

Income (loss) before provision for income taxes	(12,536)	62,349	28,961	111,227

Provision for income taxes	(26,677)	18,146	(16,060)	32,412

Net income	14,141	44,203	45,021	78,815
Less: Net income attributable to the non-controlling interest	4	282	125	355

Net income attributable to Fairmount Santrol Holdings Inc.	$14,137	$43,921	$44,896	$78,460

Earnings per share
Basic	$0.09	$0.28	$0.28	$0.50
Diluted	$0.08	$0.27	$0.27	$0.47

Weighted average number of shares outstanding
Basic	161,306,975	156,684,036	161,123,755	156,573,196
Diluted	166,787,728	165,642,288	166,585,835	165,585,168

Fairmount Santrol

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
	2015	2014
	(in thousands, except per share amounts)
Net income	$45,021	$78,815
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	30,231	24,861
Amortization	5,650	5,898
Write-off and impairment of intangibles and long-lived assets	7,637	—
Inventory reserve adjustment	1,241	—
Loss on sale of fixed assets	—	(953)
Unrealized loss (gain) on interest rate swaps	40	145
Deferred income taxes	(13,456)	—
Stock compensation expense	4,501	4,313
Change in operating assets and liabilities, net of acquired balances:
Accounts receivable	84,056	(62,915)
Inventories	39,747	(9,006)
Prepaid expenses and other assets	11,520	8,272
Accounts payable	(38,562)	(951)
Accrued expenses	(4,060)	1,503

Net cash provided by operating activities	173,566	49,982

Cash flows from investing activities
Proceeds from sale of fixed assets	—	1,214
Capital expenditures	(61,407)	(61,827)

Net cash used in investing activities	(61,407)	(60,613)

Cash flows from financing activities
Proceeds from issuance of term loans	162,085	41,000
Payments on term debt	(169,362)	(6,256)
Change in other long-term debt and capital leases	(3,521)	(2,277)
Proceeds from borrowing on revolving credit facility	—	32,000
Payments on revolving credit facility	—	(63,000)
Proceeds from option exercises	1,759	2,306
Purchase of treasury stock	—	(662)
Tax effect of stock options exercised and dividend equivalents	20	4,366
Distributions to non-controlling interest	—	(431)
Financing costs	(4,339)	(1,699)

Net cash used in financing activities	(13,358)	5,347

Foreign currency adjustment	(236)	(17)

Increase (decrease) in cash and cash equivalents	98,565	(5,301)

Cash and cash equivalents:
Beginning of period	76,923	17,815

End of period	$175,488	$12,514

Fairmount Santrol

Condensed Consolidated Balance Sheets

(unaudited)

	June 30, 2015	December 31, 2014
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$175,488	$76,923
Accounts receivable, net	122,038	206,094
Inventories	90,625	131,613
Deferred income taxes	5,158	5,158
Prepaid expenses and other assets	27,530	40,766

Total current assets	420,839	460,554

Property, plant and equipment, net	865,784	841,274
Goodwill	84,625	84,677
Intangibles, net	98,501	100,769
Other assets	26,942	26,742

Total assets	$1,496,691	$1,514,016

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$16,797	$17,274
Accounts payable	46,940	88,542
Accrued expenses	30,562	36,025

Total current liabilities	94,299	141,841

Long-term debt	1,229,646	1,235,365
Deferred income taxes	60,895	74,351
Other long-term liabilities	33,016	28,985

Total liabilities	1,417,856	1,480,542

Equity
Common stock	2,391	2,387
Additional paid-in capital	778,165	771,888
Retained earnings	542,075	497,179
Accumulated other comprehensive income (loss)	(18,750)	(12,809)
Treasury stock at cost	(1,227,663)	(1,227,663)
Non-controlling interest	2,617	2,492

Total equity (deficit)	78,835	33,474

Total liabilities and equity	$1,496,691	$1,514,016

Fairmount Santrol

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Reconciliation of adjusted EBITDA

Net income attributable to Fairmount Santrol Holdings Inc.	$14,137	$43,921	$44,896	$78,460
Interest expense, net	14,894	16,572	30,202	34,478
Provision for income taxes	(26,677)	18,146	(16,060)	32,412
Depreciation, depletion, and amortization expense	16,276	14,584	32,499	27,522

EBITDA	18,630	93,223	91,537	172,872

Non-cash stock compensation expense(1)	2,618	2,219	4,501	4,313
Management fees & expenses paid to sponsor(2)	—	250	—	541
Transaction expenses(3)	—	538	—	637
Restructuring charges(4)	14,824	—	15,148	—
Other non-recurring charges(5)	465	—	465	—
Initial Public Offering fees & expenses	—	1,621	—	1,621

Adjusted EBITDA	$36,537	$97,851	$111,651	$179,984

(1)	Represents stock- based awards issued to our employees.
(2)	Includes fees and expenses paid to American Securities for consulting and management services pursuant to a management consulting agreement. The agreement was terminated upon the Initial Public Offering in October 2014.
(3)	Represents expenses associated with evaluation of potential acquisitions of businesses, some of which were completed.
(4)	Represents expenses associated with severance payments, pension withdrawal liability, land reclamation liability, and impairment of property, plant, and equipment.
(5)	Represents expenses associated with an audit of our Employee Stock Bonus Plan.

Reconciliation of adjusted earnings

Net income attributable to Fairmount Santrol Holdings Inc.	$14,137	$43,921	$44,896	$78,460
After-tax effect of adjustments noted above*	9,173	1,445	9,368	1,679
Non-recurring tax benefit	(20,420)	—	—	—

Adjusted Net income attributable to Fairmount Santrol Holdings Inc.	$2,890	$45,366	$54,264	$80,139

* Excludes non-cash stock compensation expense and uses a marginal tax rate of 40%

Earnings per share
Basic	$0.09	$0.28	$0.28	$0.50
Diluted	$0.08	$0.27	$0.27	$0.47

Adjusted earnings per share
Basic	$0.02	$0.29	$0.34	$0.51
Diluted	$0.02	$0.27	$0.33	$0.48

Weighted average number of shares outstanding
Basic	161,306,975	156,684,036	161,123,755	156,573,196
Diluted	166,787,728	165,642,288	166,585,835	165,585,168

Fairmount Santrol

Segment Reports

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands, except volume amounts)		(in thousands, except volume amounts)
Volume (tons)
Proppant Solutions
Raw sand	1,387,203	1,393,656	2,874,617	2,655,109
Coated proppant	206,572	374,471	497,140	697,267

Total Proppant Solutions	1,593,775	1,768,127	3,371,757	3,352,376

Industrial & Recreational Products	641,482	639,340	1,175,503	1,191,498

Total volumes	2,235,257	2,407,467	4,547,260	4,543,874

Revenue
Proppant Solutions	$188,150	$300,685	$461,019	$567,185
Industrial & Recreational Products	33,173	33,606	61,794	62,038

Total revenue	221,323	334,291	522,813	629,223

Segment contribution margin
Proppant Solutions	36,579	103,900	120,398	192,928
Industrial & Recreational Products	(894)	10,613	6,182	16,835

Total segment contribution margin	35,685	114,513	126,580	209,763

Operating expenses excluded from segment contribution margin
Selling, general, and administrative expenses	12,694	18,884	28,454	32,010
Depreciation, depletion, and amortization expense	16,276	14,584	32,499	27,522
Stock compensation expense	2,618	2,219	4,501	4,313
Restructuring charges	14,824	—	14,824	—
Other operating expense (income)	(13,085)	(345)	(13,185)	(328)
Interest expense, net	14,894	16,572	30,202	34,478
Other non-operating expense (income)	—	250	324	541

Income before provision for income taxes	$(12,536)	$62,349	$28,961	$111,227